Exhibit 10.1

AGREEMENT

THIS AGREEMENT made and entered into by and between Oscient Pharmaceuticals Corporation (“OSCIENT”), a Massachusetts corporation, having a principal place of business at 1000 Winter Street, Suite 2200, Waltham, MA 02451, and Philippe Maitre of Wilmington, North Carolina (the “Executive”) (each a “Party” and collectively the “Parties”), effective as of May 05 of 2006

WHEREAS, OSCIENT requires an individual of training, skill and experience to provide direction and leadership in financial and related matters and the Executive has demonstrated those qualities;

WHEREAS, subject to the terms and conditions hereinafter set forth, OSCIENT therefore wishes to employ the Executive as its Senior Vice President and Chief Financial Officer and the Executive wishes to accept such employment;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the Parties hereby agree:

1)	Position and Duties. Effective May 22, 2006 (the “Start Date”), the Executive shall serve OSCIENT as its Senior Vice President & Chief Financial Officer, on a full-time basis, reporting to the Chief Executive Officer (the “CEO”) of OSCIENT. If so requested from time to time, the Executive will also serve as a director or officer of one or more of its Affiliates (as defined below). The Executive agrees to perform the duties of his position and such other duties as may reasonably be assigned to him from time to time consistent with the Executive’s position. The Executive also agrees that, while employed by OSCIENT, he will devote substantially all of his business time and his best efforts, skill and knowledge exclusively to the advancement of the business and interests of OSCIENT and its subsidiaries and to the discharge of Executive’s duties and responsibilities for them. The Executive warrants that he is free to enter into and fully perform this Agreement and is not subject to any employment, confidentiality, non-competition or other agreement, obligation or restriction which would conflict with this Agreement. For purposes of this Agreement, “Affiliates” means all natural persons and entities directly or indirectly controlling, controlled by or under common control with OSCIENT, where control may be by management authority, control or equity interest.

2)	Compensation and Benefits. During the Executive’s employment under this Agreement, as compensation for all services performed by the Executive for OSCIENT and its Affiliates and subject to his performance, OSCIENT will provide the Executive the following pay and benefits:

a)	Base Salary. OSCIENT will pay the Executive a base salary at the rate of $270,000 per year, payable in accordance with the regular payroll practices of

OSCIENT and subject to increase from time to time by the Compensation Committee of the Board of Directors of OSCIENT (the “Compensation Committee”) in its discretion (such base salary as in effect from time to time, the “Base Salary”).

b)	Signing Bonus. You will receive a one time signing bonus in the amount of Twenty Five Thousand Dollars ($25,000), payable within 10 days of the Start Date. You agree to repay the signing bonus in the event of a voluntary separation prior to 12 months from date of employment unless employment cessation is due to “Change in Control” or “Good Reason”, in which case repayment shall not be required.

c)	Annual Bonus Compensation. The Executive will be considered annually for a bonus target of 40% of the Base Salary. Bonus awards will be determined by the Compensation Committee, based on the Executive’s performance and that of OSCIENT’s against goals established annually by the Compensation Committee after consultation with the Chief Executive Officer.

d)	Option Grants. In connection with the commencement of the Executive’s employment, he will be granted an option to purchase 175,000 shares of OSCIENT’s common stock, which will vest during the Executive’s continued employment with OSCIENT in equal annual installments over a four (4) year period, on the anniversary of the Start Date. The exercise price per share for this option grant will be the fair market value per share of OSCIENT’s common stock as of the date of agreement of employment terms. Additionally, the Executive will receive rights to 70,000 restricted shares, which will vest in equal installments over a four (4) year period from anniversary of the Start Date. The terms of these grants are governed by OSCIENT’s 2001 Incentive Plan and the stock option agreements between the Parties. Annually, based on company and team/individual performance and subject to approval by the Compensation Committee, the Executive also will be eligible to receive additional equity grants as prescribed by the Board of Directors.

e)	Participation in Employee Benefit Plans. The Executive will be entitled to participate in all employee benefit plans from time to time in effect on the same basis as other executive employees of OSCIENT, except to the extent such plans are duplicative of benefits otherwise provided to the Executive under this Agreement (e.g., severance pay). The Executive’s participation will be subject to the terms of the applicable plan documents and applicable OSCIENT policies.

f)	Vacations and other Benefits. The Executive will be subject to OSCIENT’s standard vacation policy, which initially provides for three (3) weeks of vacation per year. Vacation may be taken at such times and intervals as the Executive shall determine, subject to the business needs of OSCIENT. Additionally, OSCIENT will, at its expense, provide the Executive with a supplemental life insurance policy for the purpose of increasing his term life coverage level to three times the Executive’s Base Salary.

g)	Relocation Expense Reimbursement. The Company shall reimburse you, upon proper accounting, for reasonable and customary expenses up to One Hundred and Twenty Five Thousand Dollars ($125,000) incurred by you in the course of relocating to the Boston, Massachusetts area. The Company will provide relocation services through its preferred provider, Relocation Outsource Inc. (ROI) whose services will be available to you for all phases of your relocation. A list of covered expenses was included in the relocation agreement attached to your offer letter. Relocation expenses that are outside of these categories must be approved in advance by the Company, which approval shall not be unreasonably withheld or delayed. Your rights to seek reimbursement pursuant to this Paragraph 2(g) shall expire on the date sixteen (16) months following the Start Date; provided, that you shall have rights to reimbursement in accordance with this Paragraph for any expenses incurred prior to such date so long as you submit a reasonably detailed reimbursement request within forty-five (45) days following such date. In addition, the Company shall pay you any additional amount necessary to compensate you for any federal, state and local taxes you may incur by reason of such reimbursement payments (the “Gross Up Payment”) and any additional amount necessary to compensate you for any such taxes incurred by you by reason of the Gross Up Payment.

3)	Confidential Information and Restricted Activities. The Executive acknowledges that, in consideration for his employment with OSCIENT, the Executive has agreed to and executed a joinder dated May 05, 2006 to Oscient Pharmaceuticals’ Intellectual Property Policy, including Appendix I thereof (“Invention, Assignment, Non-Disclosure”), which imposes certain non-competition, non-solicitation and non-disclosure restrictions on the Executive (such joinder being referred to herein as the “Intellectual Property and Non-Compete Agreement”). It is understood that the Non-Compete provision of said agreement shall be amended

4)	Commitment re: Offerings. The Executive acknowledges and agrees that, in consideration for his employment with OSCIENT, at the request of OSCIENT, the Executive will enter from time to time into an agreement with OSCIENT’s lead underwriter or placement agent for a Securities Transaction not to sell or otherwise transfer or dispose of any OSCIENT securities for a period of up to one hundred eighty (180) days, such agreement to be in the form customary for such lead underwriter or placement agent. For the purposes of this Agreement, “Securities Transaction” shall mean an offering of OSCIENT’s securities conducted by an underwriter or placement agent.

5)	Termination of Employment; Severance Benefits and Effect of Termination. The Executive’s employment under this Agreement shall continue until one Party delivers to the other Party a written notice of termination setting forth in reasonable detail the basis for the termination.

a)	In the event of termination of the Executive’s employment by OSCIENT other than for Cause (as defined below) or the Executive’s termination of employment for Good Reason (as defined below), OSCIENT will: (i) continue to pay the Executive his Base Salary and, provided the Executive is eligible for and exercises his rights under COBRA, continue to pay its share of the premium cost of his participation and that of his qualified beneficiaries in OSCIENT’s group health and dental plans for the lesser of (x) a period of nine (9) months from the date of termination or (y) such period of time that it takes the Executive to find comparable employment; (ii) pay the Executive on the date of termination any Base Salary earned but not paid through the date of termination; and (iii) pay the Executive any bonus to which he is entitled in accordance with Paragraph 2(c) above, prorated to the date of termination and payable at the time such bonuses are payable to OSCIENT executives generally. All severance payments will be payable in accordance with the normal payroll practices of OSCIENT. Any obligation of OSCIENT to the Executive hereunder is conditioned, however, on the Executive signing a timely and effective release of claims in the form attached to this Agreement as its Exhibit A (the “Employee Release”). Reduction of base salary, unless otherwise agreed by both parties would trigger “Good Reason”.

b)	In the event of termination of the Executive’s employment by OSCIENT for Cause or termination by the Executive other than for Good Reason, OSCIENT will have no further obligations to the Executive other than for paying him any Base Salary earned but not paid through the date of termination. If the Executive terminates [his/her] employment without Good Reason (as defined below), the Executive will give OSCIENT two (2) month’s written notice; provided, however, that the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, OSCIENT will pay the Executive his Base Salary for the initial two months of notice period (or for any remaining portion of that initial period). It is understood that OSCIENT will provide no less than the current level of liability coverage for the Executive throughout his employment term provided he remains an officer of the Company and that failure to do so will constitute “Good Reason” and therefore subject to separation provisions as outlined in the Agreement.

c)

If on, or within two years after, a Change of Control (as defined below) of OSCIENT, (i) the Executive’s employment is terminated by OSCIENT other than for Cause, or (ii) the Executive terminates his employment with OSCIENT due to the fact that (a) OSCIENT takes any action that results in a material diminution in the Executive’s position, authority or duties as such position, authority or duties existed immediately prior to the Change of Control or (b) OSCIENT takes any action that would require the Executive to have his principal place of work changed to any location outside a sixty (60) mile radius of the City of Boston, then, in the case of either (i) or (ii), the Company will pay the Executive, on the Termination Date or its next regular payday, as appropriate, the Base Salary for the final payroll period of the Executive’s employment through the date his employment terminates and any vacation he has earned but not used through the termination date; OSCIENT will reimburse promptly any business expenses he has incurred on or before the termination date which are eligible for reimbursement under Company policies but have not yet been reimbursed, provided that he submits required documentation and substantiation of such business expenses within sixty (60) days of the termination date; OSCIENT will pay the Executive a pro-rated bonus for the fiscal year in which the termination date occurs, determined by multiplying the bonus he would have received had he remained employed through the end of the fiscal year by a fraction, the numerator of which is the number of days he was employed in that fiscal year, through the termination date, and the denominator of which is 365; OSCIENT will pay the Executive a single lump equal to the product of 1.5 multiplied by the sum of the Base Salary at the annual rate in effect on the termination date and his annual target incentive bonus for the fiscal year in which the termination date occurs; if the Executive and his qualified beneficiaries are eligible to continue participation in the Company’s group health and dental plans under COBRA and elect to do so, the Company will continue to contribute to the premium cost of that coverage at the same rate that it contributes for current employees until the earlier of the expiration of eighteen (18) months from the termination date or the date the Executive ceases to be eligible to continue participation in those plans under COBRA; and if he has restricted stock granted to him in connection with his employment with the Company, the restrictions shall be lifted as of the termination date and any options to purchase the Company’s common stock granted to the Executive in connection with his employment by the Company that remain unvested on the termination date shall vest and shall remain exercisable until the earlier of the expiration of two years from the termination date or the final exercise date of the options, determined in accordance with the applicable stock plan, certificate or agreement. Any obligation of OSCIENT to the Executive hereunder is conditioned, however, on the Executive signing a timely and effective release of claims in the form attached to this Agreement as its Exhibit A (the “Employee Release”).

d)	For purposes of this Agreement, “Cause” shall mean: (i) the Executive’s material failure to perform (other than by reason of disability), or material negligence in the performance of, his duties and responsibilities to OSCIENT or any of its Affiliates; (ii) the Executive’s material breach of this Agreement or any other agreement between the Executive and OSCIENT or any of its Affiliates; (iii) indictment, charge or plea of guilty or nolo contendere to a felony or other crime involving an act of moral turpitude; or (iv) fraud, embezzlement or other dishonesty or breach of trust or fiduciary duty on the Executive’s part with respect to OSCIENT or any of its Affiliates.

e)

For purposes of this Agreement, “Good Reason” shall mean: (i) any action by OSCIENT that results in a material diminution in the Executive’s position, responsibilities or duties with OSCIENT which is not cured within ten business days following notice from the Executive specifying in reasonable detail the nature of such diminution; provided, however, that a diminution in the business of

Oscient shall not constitute Good Reason hereunder; (ii) failure of OSCIENT to provide the Executive compensation and benefits in accordance with the terms of Section 2, above, excluding an inadvertent failure that is corrected within ten business days following notice from the Executive specifying the nature of the failure; (iii) relocation of the Executive’s primary worksite more than sixty (60) miles from its then current location without his consent.

f)	For the purposes of this Agreement, a “Change of Control” means the occurrence hereafter of any of the following events: (a) any “Person,” as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 as amended (the “Exchange Act”), other than (i) OSCIENT or (ii) any parent or direct or indirect subsidiary of OSCIENT or (iii) any Person or group of Persons which was a shareholder of OSCIENT on the Start Date of this Agreement (a “Current Stockholder”) or an affiliate of a Current Stockholder or combination of Current Stockholders (a “Stockholder Affiliate”) or (iv) any trustee or other fiduciary holding securities under an employee benefit plan of OSCIENT or one of its Affiliates, becomes a beneficial owner within the meaning of Rule 13d-3, as amended, as promulgated under the Exchange Act (“Rule 13d-3”), directly or indirectly, in one or a series of related transactions, of securities representing more than fifty percent (50%) of the combined voting power of the then outstanding securities of OSCIENT; (b) there is consummated a merger or consolidation of OSCIENT with any other entity, other than a merger or consolidation which would result in the voting securities of OSCIENT outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the beneficial ownership, within the meaning of Rule 13d-3, of the combined voting power of the voting securities of OSCIENT or such surviving entity outstanding immediately after such merger or consolidation; or (c) there occurs a closing of a sale or other disposition by OSCIENT of all or substantially all of the assets of OSCIENT, other than a sale to a parent or direct or indirect subsidiary of OSCIENT or to a Current Stockholder or to a Stockholder Affiliate.

g)

This Agreement shall automatically terminate in the event of the Executive’s death during employment. OSCIENT may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, notwithstanding the provision of any reasonable accommodation, for one-hundred and eighty (180) days during any period of three hundred and sixty-five (365) consecutive calendar days. In the event of such termination, OSCIENT shall have no further obligation to the Executive. The Board or the CEO of OSCIENT may designate another employee to act in the Executive’s place during any period of the Executive’s disability. Notwithstanding any such designation, the Executive shall continue to receive Base Salary in accordance with Section 2(a) and benefits in accordance with Section 2(e), to the extent permitted by the then-current terms of the applicable benefit plans, until the Executive becomes eligible for disability income benefits under OSCIENT’s disability income plan or until the termination of his employment, whichever shall first occur. While receiving disability income payments under OSCIENT’s disability income plan, the Executive shall not be entitled to receive any Base Salary under Section 2(a) hereof, but shall continue to participate in OSCIENT benefit plans in accordance with Section 2(e) and the terms of such plans, until the termination of his employment. If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of OSCIENT shall, submit to a medical examination by a physician selected by OSCIENT to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, OSCIENT’s determination of the issue shall be binding on the Executive. Equity grants awarded from the 2001 Incentive Stock Plan (the “Plan”) held by the Executive immediately prior to his death, to the extent then exercisable, will remain exercisable by the Executive’s executor for the lesser of (i) a one year ending with the first anniversary of the Executive’s death period (or such longer or shorter period as is determined by the Stock Administrator) or (ii) the period ending on the latest date on which such grants could have been exercised without regard to the provisions noted in the Plan. With regard to equity granted to the Executive, all terms and conditions as noted in the Plan apply without exception unless otherwise authorized by the Plan Administrator.

h)	Unless authorized by the Board, any amounts payable under this Section 5 that would otherwise be considered deferred compensation subject to the additional twenty percent (20%) tax imposed by Section 409A of the Internal Revenue Code if paid within six (6) months following the date of termination of OSCIENT employment shall be paid at the later of the time otherwise provided in Section 5 or the time that will prevent such amounts from being considered deferred compensation.

i)	Except for medical and dental plan coverage continued pursuant to Section 5 hereof, benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment without regard to any continuation of Base Salary or other payment to the Executive following such date of termination.

j)	The obligation of OSCIENT to make payments to or on behalf of the Executive under Section 5 hereof is expressly conditioned upon the Executive’s continued full performance of his obligations under the Intellectual Property and Non-Compete Agreement.

k)	The Release of Claims required for separation benefits in accordance with Section 5 creates legally binding obligations on the part of the Executive and OSCIENT therefore advises the Executive to seek the advice of an attorney before signing it.

6)	Miscellaneous.

a)	Entire Agreement. This Agreement, together with the Intellectual Property and Non-Compete Agreement and the Relocation Assistance Agreement, sets forth the entire agreement between the Parties and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment and all matters related thereto.

b)	No Modification and No Waivers. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Executive and an expressly authorized representative of the Board.

c)	Withholding. All payments made by OSCIENT under this Agreement shall be reduced by any tax or other amounts required to be withheld by OSCIENT under applicable law.

d)	Captions and Counterparts. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

e)	Assignment. Neither OSCIENT nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that OSCIENT may assign its rights and obligations under this Agreement without the consent of the Executive in the event that OSCIENT shall hereafter affect a reorganization, consolidate with, or merge into, any other entity or transfer all or substantially all of its properties or assets to any other entity. This Agreement shall inure to the benefit of and be binding upon OSCIENT and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

f)	Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

g)	Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person, consigned for delivery to a reputable national courier service or deposited in the United States mail, postage prepaid, and addressed to the Executive at his last known address on the books of OSCIENT or, in the case of OSCIENT, to it at its principal place of business, attention of the Chief Executive Officer, or to such other address as either party may specify by notice to the other actually received.

7)	Governing Law. This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the OSCIENT, by its duly authorized representative, and by the Executive, as of the date first above written.

/s/ Joseph A. Pane	/s/ Philippe Maitre
Joseph A. Pane	Philippe Maitre
Vice President Human Resources	Senior Vice President & Chief Financial Officer

Date: May 5, 2006	Date: May 5, 2006

         Legal Review

EXHIBIT A

RELEASE OF CLAIMS

Separation of Employment for Reasons Other Than Cause

FOR AND IN CONSIDERATION OF the benefits to be provided me in connection with the termination of my employment, as set forth in the agreement between me and Oscient Pharmaceutical Corporation (“OSCIENT”) dated as of                     , 2006 (the “Agreement”), which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge OSCIENT and its Affiliates (as defined in the Agreement) and all of their respective past, present and future officers, directors, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment by OSCIENT or any of its Affiliates or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have been employed by OSCIENT or any of its Affiliates, each as amended from time to time).

Excluded from the scope of this Release of Claims is (i) any claim arising under the terms of the Agreement after the effective date of this Release of Claim and (ii) any right of indemnification or contribution that I have pursuant to the Articles of Incorporation or By-Laws of OSCIENT or any of its Affiliates.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as OSCIENT may specify) from the date my employment terminates. I also acknowledge that I am advised by OSCIENT and its Affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the

Agreement. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Vice President of Human Resources of OSCIENT and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:

Name (please print):

Date Signed:

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